Exhibit 99.1

AT VITAL IMAGES:	AT PADILLA SPEER BEARDSLEY:
Michael H. Carrel	Nancy A. Johnson, (612) 455-1745
Chief Operating Officer and	Marian Briggs, (612) 455-1742
Chief Financial Officer	njohnson@psbpr.com/mbriggs@psbpr.com
(952) 487-9500
www.vitalimages.com

FOR IMMEDIATE RELEASE

VITAL IMAGES ANNOUNCES RECORD REVENUE;

RAISES 2006 EARNINGS GUIDANCE

•                  Third quarter revenue of $17.8 million, up 35 percent over third quarter 2005;

•                  Third quarter gross margin of 80 percent;

•                  Third quarter net income of $1.6 million, or $0.12 per diluted share, which included equity-based compensation costs of $862,000 (after tax);

•                  Third quarter pretax income excluding equity-based compensation (a non-GAAP measure) of $3.9 million, or $0.28 per diluted share; and

•                  2006 annual earnings per share guidance raised.

Minneapolis, October 31, 2006 — Vital Images, Inc. (NASDAQ: VTAL), a leading provider of enterprise-wide advanced visualization and analysis solutions, today announced record quarterly revenue for the third quarter ended September 30, 2006 of $17.8 million, a 35 percent increase over $13.2 million in the third quarter of 2005. Net income for the 2006 third quarter was $1.6 million, or $0.12 per diluted share, which included equity-based compensation costs of $862,000 (after tax). This compares to net income for the 2005 third quarter of $1.6 million, or $0.12 per diluted share, which included equity-based compensation costs of $56,000 (after tax).

Pretax income excluding equity-based compensation (a non-GAAP measure) for the 2006 third quarter increased 48 percent to $3.9 million, or $0.28 per diluted share, from pretax income excluding equity-based compensation for the 2005 third quarter of $2.7 million, or $0.20 per diluted share.

“Our momentum in the marketplace continues, resulting in another record quarter for the company,” said Jay D. Miller, president and chief executive officer. “In addition to strong financial results, the third quarter marked the joint introduction by Vital Images and our partner, Toshiba Medical Systems Corporation, of SUREPlaque™, our revolutionary coronary plaque characterization software.  Vital Images also launched Vitrea® Version 3.9 and ViTALConnect® 4.0, which feature enhancements to the software’s performance, rendering quality, and 3D and 4D reading tools.”

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Total revenue increased to $50.5 million for the first nine months of 2006, up 39 percent over $36.4 million for the first nine months of 2005. Net income increased to $4.3 million, or $0.31 per diluted share, which included equity-based compensation of $2.7 million (after tax) for the first nine months of 2006. This compares with net income of $3.4 million, or $0.26 per diluted share, which included equity-based compensation of $128,000 (after tax) for the first nine months of 2005.

Financial Highlights

•                  License fee revenue increased to $11.7 million during the third quarter of 2006, up 29 percent over $9.0 million for the same quarter last year. License fee revenue for the first nine months of 2006 increased to $34.0 million, up 40 percent over $24.3 million for the same period in 2005.

•                  Third quarter 2006 revenue from Toshiba increased to $7.6 million, or 43 percent of total revenue, compared to $5.3 million in the same quarter last year, or 40 percent of total revenue.  Toshiba revenue for the first nine months of 2006 increased to $20.3 million, or 40 percent of total revenue, up 21 percent over $16.8 million, or 46 percent of revenue, for the same period in 2005.

•                  Third quarter 2006 revenue generated through the company’s IT/PACS partnership with McKesson Information Systems increased to $1.4 million, or 8 percent of total revenue, compared to $1.3 million, or 10 percent of total revenue, for the same quarter last year. Revenue through McKesson for the first nine months of 2006 increased 78 percent to $4.9 million, or 10 percent of total revenue, up from $2.7 million, or 8 percent of total revenue, for the first nine months of 2005 and up from $416,000, or 2 percent of total revenue, for the first nine months of 2004.

•                  License fee revenue from software options (including third-party software) increased to $7.1 million during the third quarter of 2006, up 45 percent over $4.9 million in the same quarter last year. License fee revenue from software options (including third-party software) increased to $19.3 million for the first nine months of 2006, up 47 percent over $13.2 million in the same period in 2005. Top-selling options in the third quarter of 2006 were General Vessel Probe, Automated Vessel Measurement and CT Cardiac.

•                  Revenue from maintenance and services increased to $5.7 million during the third quarter of 2006, a 58 percent gain over third quarter 2005 of $3.6 million. Revenue from maintenance and services increased to $15.2 million for the first nine months of 2006, a 45 percent gain over $10.5 million in the same period in 2005.

•                  Third quarter 2006 international revenue was $3.0 million, or 17 percent of total revenue, a 21 percent gain from $2.4 million, or 18 percent of total revenue, in the same period in 2005. International revenue for the first nine months of 2006 increased to $8.0 million, up 31 percent over $6.1 million for the same period in 2005.

•                  Gross margin improved to 80 percent for the third quarter of 2006 from 78 percent for the same period in 2005. Gross margin improved to 80 percent for the first nine months of 2006 from 76 percent for the same period in 2005. The overall gross margin gains were primarily due to greater software sales, including software-only enterprise sales that carry higher selling prices and margins, and a higher gross margin percentage on maintenance and services, which increased to 64 percent in the third quarter of 2006, up from 59 percent in the same quarter last year, and 63 percent for the first nine months of 2006 compared to 61 percent for the same period in 2005.

•                  Cash, cash equivalents and marketable securities increased to $63.5 million at September 30, 2006 from $60.6 million at June 30, 2006.  Interest income increased to $791,000 in the third quarter of 2006 compared to $268,000 in the year-ago period.

Operating Expense Summary

•                  Operating expenses for the third quarter of 2006 totaled $12.4 million, which included $1.2 million of equity-based compensation, compared with third quarter 2005 expenses of $8.0 million, which included $82,000 of equity-based compensation.  For the first nine months of 2006, operating expenses totaled $35.1 million, which included $3.4 million of equity-based compensation, compared with operating

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expenses of $23.2 million, which included $189,000 of equity-based compensation, for the same period in 2005.

•                  Sales and marketing expenses for the third quarter totaled $6.3 million, which included $544,000 of equity-based compensation, compared with third quarter 2005 expenses of $4.1 million, which included $31,000 of equity-based compensation. For the first nine months of 2006, sales and marketing expenses totaled $17.6 million, which included $1.5 million of equity-based compensation, compared with sales and marketing expenses of $11.6 million, which included $59,000 of equity-based compensation, for the same period in 2005.  Other than equity-based compensation, the primary factors behind the increase were additional employees to support the company’s growth and higher commissions on greater sales volumes.

•                  Research and development expenses for the third quarter totaled $3.4 million, which included $156,000 of equity-based compensation, compared with third quarter 2005 expenses of $2.2 million, which included $12,000 of equity-based compensation. For the first nine months of 2006, research and development expenses totaled $9.5 million, which included $639,000 of equity-based compensation, compared with research and development expenses of $5.9 million, which included $27,000 of equity-based compensation, for the same period in 2005.  The company continues to invest in research and development by adding personnel focused on product innovation and development.

•                  General and administrative expenses for the third quarter totaled $2.8 million, which included $486,000 of equity-based compensation, compared with third quarter 2005 expenses of $1.7 million, which included $40,000 of equity-based compensation. For the first nine months of 2006, general and administrative expenses totaled $7.9 million, which included $1.3 million of equity-based compensation, compared with general and administrative expenses of $5.2 million, which included $103,000 of equity-based compensation, for the same period in 2005.  In addition to equity-based compensation, the major drivers of higher expenses were growth in the employee base and international expansion.

Key Developments

Through its partnership with Toshiba, the company announced the release of SUREPlaque coronary artery plaque characterization software. Developed through a product development collaboration between Vital Images and Toshiba, SUREPlaque is designed to aid in the evaluation, characterization and quantification of plaque inside the coronary arteries. SUREPlaque is available on Vital Images’ Vitrea software, Version 3.9, also released during the third quarter, which features significant enhancements to Vital Images’ dedicated cardiac visualization applications, as well as increased capacity for handling large datasets. SUREPlaque provides color coding of vessel walls and noncalcified and calcified plaque for easy reference and viewing. Enhancements include improved visualization of lesion boundaries and plaque types with automated measurement and quantification tools. SUREPlaque is compatible with cardiac images from any CT (computed tomography) scanner. For Toshiba CT images, there are additional functionalities, including measuring plaque burden.

Also during the third quarter of 2006, the company launched ViTALConnect 4.0 and introduced VitreaACCESS™, which enables Web-based access to the company’s industry-leading solutions. Combined with Vital Images’ flagship Vitrea software, ViTALConnect and VitreaACCESS produce solutions uniquely tailored for specific doctors within a hospital, imaging center or clinical network. This integrated solution simplifies complex clinical workflows and eases communication throughout the enterprise.

With ViTALConnect 4.0, the Web-enabled solution addresses the increased market requirements for the distribution of advanced visualization and analysis information throughout the enterprise. Version 4.0 features enhancements to the software’s performance, rendering quality and 3D and 4D reading tools. The advanced toolset includes features previously available only on multimodality workstations, such as a variety of MPR (multi-planar reformat) modes, thick slab rendering in MPR, 3D volumetric visualization with simple point of interest navigation, 4D dataset visualization, CT/PET fusion and advanced analysis tools.

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Vital Images also introduced VitreaACCESS, a solution for physicians who need remote access to the advanced visualization and analysis tools provided by Vitrea software. VitreaACCESS offers cost-effective capabilities enabling users to leverage workstations by allowing remote access to Vitrea applications from any PC in a facility or from external locations through a Virtual Private Network (VPN).

2006 Earnings per Share Guidance Raised

For full-year 2006, the company continues to expect revenue in the range of $69.5 million to $71.5 million, or a 34 percent to 38 percent increase over full-year 2005 revenue. The company is increasing its earnings per share outlook as a result of a strong third quarter, better than expected gross margins, and a slightly lower effective tax rate.

The company also expects the following for full-year 2006:

•                  GAAP net income of $0.41 to $0.46 per diluted share; the company’s prior guidance was for $0.38 to $0.44 per diluted share.

•                  Net income excluding equity-based compensation (a non-GAAP measure) of $0.67 to $0.72 per diluted share; the company’s prior guidance was for $0.66 to $0.71 per diluted share.

•                  Pretax income excluding equity-based compensation (a non-GAAP measure) of $1.05 to $1.13 per diluted share, up from $0.67 for 2005, or a 57 percent to 69 percent increase over 2005; the company’s prior guidance was for $1.02 to $1.12 per diluted share.

The following table summarizes the company’s guidance range for 2006:

	2006 Guidance Range
	Low		High

Revenue (in millions)	$69.5	to	$71.5
Net income per diluted share (1)	$0.41	to	$0.46

Non-GAAP measures (2)
Net income excluding equity-based compensation per diluted share (1)	$0.67	to	$0.72
Pretax income excluding equity-based compensation per diluted share (1)	$1.05	to	$1.13

(1)          Based on an estimate of 14.1 million weighted average diluted common shares for 2006.

(2)          Non-GAAP information — see summary of non-GAAP information below.

Factors considered in preparing 2006 guidance include:

•                  Key Investments — As disclosed in the 2005 year-end press release and prior 2006 quarterly press releases, the company is investing significantly in research and development, sales and marketing and international expansion in 2006.

•                  Gross Margin — Gross margin of approximately 80 percent in 2006; the company’s prior guidance was 79 percent.

•                  Taxes — An effective income tax rate of approximately 40 percent to 41 percent in 2006; the company’s prior guidance was 41 percent to 42 percent, compared to a 2005 effective tax rate of 33 percent. The increase in the estimated effective tax rate is due to the non-deductibility of incentive stock options, for which the tax benefit is recorded only upon a disqualifying disposition, and the expiration of the research and development (R&D) tax credit on December 31, 2005. The R&D tax credit reduced the company’s 2005 effective tax rate by four percentage points. There is current legislation in Congress that would extend the R&D tax credit and, if approved, the company would expect an effective tax rate of between 38 percent and 39 percent in 2006. The company does not

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anticipate paying any significant income taxes for the next three to six years due to the utilization of net operating losses and tax deductions from the exercise of stock options.

•                  Expensing of Stock Options — The 2006 GAAP net income guidance includes the effect of expensing stock options, as required by SFAS No. 123(R). In 2006, the company expects equity-based compensation charges to be approximately $3.6 million to $3.7 million after tax; the company’s prior guidance was $3.7 million to $3.9 million after tax.

Conference Call and Webcast

Vital Images will host a live Webcast of its third quarter earnings conference call today, Tuesday, October 31, 2006, at 10:30 a.m. CT. To access this Webcast, go to the investors’ portion of the company’s Website, www.vitalimages.com, and click on the Webcast icon. The Webcast replay will be available beginning at 12:30 p.m. CT on the same day.

If you wish to listen to an audio replay of the conference call, dial (800) 405-2236 and enter conference call ID # 11073989. The audio replay will be available beginning at 12:30 p.m. CT on Tuesday, October 31, through 5:00 p.m. CT on Tuesday, November 7.

About Vitrea

Vitrea software is Vital Images’ advanced visualization solution that creates 2D, 3D and 4D images of human anatomy from CT (computed tomography) and MR (magnetic resonance) image data. With this productivity-enhancing tool, physicians can easily navigate within these images to better understand disease conditions. The Vitrea product addresses specialists’ needs through various software options for cardiac, colon, vessel probe and other applications. In addition, Vitrea software utilizes an intuitive clinical workflow and automatic settings to improve speed and simplicity over other visualization techniques. Other capabilities and partnerships with PACS (picture archiving and communications systems) providers expand physicians’ access to Vitrea software throughout an enterprise.

About ViTALConnect

ViTALConnect software is a Web-enabled medical application that allows physicians to use PCs or notebook computers to access interactive 2D, 3D and 4D advanced visualization. Building on Vital Images’ knowledge and understanding of advanced diagnostic workflow, ViTALConnect software offers users access that is critical in today’s hospital environment. This solution enables users to review studies and perform advanced analysis - from anywhere, at anytime. This communication tool includes collaboration capabilities that enable multiple physicians in different locations to confer while interacting with the same data in real time.

About ViTALCardia™

ViTALCardia encompasses several high-performance Vitrea applications, including coronary vessel analysis, cardiac functional analysis, calcium scoring and peripheral vessel analysis. The software includes capabilities for viewing 2D, 3D and 4D cardiac images of the heart. ViTALCardia is fast and easy to use, with an efficient workflow that offers accessibility to multiple physicians within a healthcare enterprise. This cardiac-specific software provides tools to plan intra-vascular procedures, customized cardiac reporting and single-click navigation of suspect regions. The ViTALCardia solution provides anywhere, anytime accessibility to key images and the ability to access the workflow throughout the cardiology enterprise.

About Vital Images

Vital Images, Inc., headquartered in Minneapolis, is a leading provider of enterprise-wide advanced visualization and analysis software solutions. The company’s technology gives radiologists, cardiologists, oncologists and other medical specialists time-saving productivity and communications tools that can be accessed throughout the enterprise and via the Web for easy use in the day-to-day practice of medicine. Vital Images also has offices in The Hague, Netherlands and Beijing, China. For more information, visit www.vitalimages.com.

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Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This information includes estimates of 2006 GAAP and non-GAAP results. These statements involve risks and uncertainties which could cause results to differ materially from those projected, including but not limited to dependence on market growth, the timely availability and acceptance of new products, the impact of competitive products and pricing, dependence on major customers, fluctuations in quarterly results, third-party reimbursement, the impact of changes to stock-based compensation pursuant to FASB’s statement of financial accounting standards No. 123(R), and other factors detailed from time to time in Vital Images’ SEC reports, including its annual report on Form 10-K for the year ended December 31, 2005 and its quarterly reports on Form 10-Q for the quarters ended March 31 and June 30, 2006.

Vitrea® and ViTALConnect® are registered trademarks and ViTALCardia™ and VitreaACCESS™ are trademarks of Vital Images, Inc. Vital Images disclaims any proprietary interest in the marks and names of others.

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Vital Images, Inc.
Condensed Consolidated Income Statements
(In thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Revenue:
License fees	$11,650	$9,026	$34,037	$24,315
Maintenance and services	5,747	3,637	15,243	10,499
Hardware	384	497	1,210	1,619
Total revenue	17,781	13,160	50,490	36,433

Cost of revenue:
License fees	1,116	1,080	3,646	3,504
Maintenance and services	2,048	1,494	5,667	4,118
Hardware	306	322	859	976
Total cost of revenue	3,470	2,896	10,172	8,598

Gross profit	14,311	10,264	40,318	27,835

Operating expenses:
Sales and marketing	6,256	4,108	17,630	11,577
Research and development	3,394	2,163	9,530	5,926
General and administrative	2,799	1,681	7,924	5,197
Loss on operating lease	—	—	—	493
Total operating expenses	12,449	7,952	35,084	23,193

Operating income	1,862	2,312	5,234	4,642

Interest income	791	268	1,990	669
Income before income taxes	2,653	2,580	7,224	5,311

Provision for income taxes, net	1,029	959	2,926	1,932

Net income	$1,624	$1,621	$4,298	$3,379

Net income per share — basic	$0.12	$0.13	$0.33	$0.27
Net income per share — diluted	$0.12	$0.12	$0.31	$0.26

Weighted average common shares outstanding - basic	13,279	12,477	13,140	12,292
Weighted average common shares outstanding - diluted	14,027	13,337	13,941	13,147

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Vital Images, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except per share amounts)
(Unaudited)

	September 30,	December 31,
	2006	2005

Assets
Current assets:
Cash and cash equivalents	$42,160	$20,845
Marketable securities	21,317	28,965
Accounts receivable, net	17,239	14,330
Deferred income taxes	717	717
Prepaid expenses and other current assets	1,675	1,228
Total current assets	83,108	66,085
Property and equipment, net	7,434	5,361
Deferred income taxes	9,332	8,949
Licensed technology, net	120	210
Other intangible assets, net	3,530	4,493
Goodwill	9,137	6,053
Total assets	$112,661	$91,151

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,802	$2,640
Accrued compensation	3,815	3,688
Accrued royalties	998	1,348
Other current liabilities	1,307	1,575
Deferred revenue	14,350	11,231
Total current liabilities	23,272	20,482
Deferred revenue	1,326	645
Deferred rent	1,081	1,235
Total liabilities	25,679	22,362

Stockholders’ equity:
Preferred stock: $0.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock: $0.01 par value; 20,000,000 shares authorized; 13,418,234 issued and outstanding as of September 30, 2006; and 12,847,744 shares issued and outstanding as of December 31, 2005	134	128
Additional paid-in capital	88,083	75,918
Deferred stock-based compensation	—	(1,707)
Accumulated other comprehensive loss	(3)	(20)
Accumulated deficit	(1,232)	(5,530)
Total stockholders’ equity	86,982	68,789
Total liabilities and stockholders’ equity	$112,661	$91,151

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Vital Images, Inc.
Supplemental Information — Reconciliation of GAAP Net Income per Diluted Share to Non-GAAP per Diluted Share Information (Unaudited)
(In thousands, except per share amounts)

Vital Images provides certain non-GAAP information per share as supplemental information to GAAP net income per share. This non-GAAP information excludes equity-based compensation and the provision for income taxes. Equity-based compensation is a non-cash expense that varies in amount from period to period and is affected by market forces that are difficult to predict and are not within the control of management, such as the price of the company’s common stock. Additionally, prior to January 1, 2006, employee stock option compensation was not included in the company’s GAAP results. Furthermore, the company also anticipates that its future effective tax rate will fluctuate significantly because the tax benefit related to the exercise of incentive stock options is highly volatile and must be treated as a discrete event.

Accordingly, management excludes these items from its internal operating forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to the company’s board of directors, determining a portion of bonus compensation for executive officers and certain other key employees, and evaluating short-term and long-term operating trends in the company’s core operations. Management believes that this presentation facilitates the comparison of the company’s current operating results to historical operating results. Non-GAAP information per share is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP net income per share and may not be computed the same as similarly titled measures used by other companies. Management expects to continue to incur expenses similar to the non-GAAP adjustments described above, and the exclusion of these items from its non-GAAP net income should not be construed as an inference that these costs are unusual, infrequent or non-recurring. The following tables reconcile GAAP net income per diluted share to non-GAAP net income excluding equity-based compensation per diluted share and to non-GAAP pretax income excluding equity-based compensation per diluted share:

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Net income	$1,624	$1,621	$4,298	$3,379
Equity-based compensation	1,284	88	3,725	202
Tax impact of equity-based compensation	(422)	(32)	(1,041)	(74)
Net income excluding equity-based compensation	$2,486	$1,677	$6,982	$3,507

Net income per diluted share	$0.12	$0.12	$0.31	$0.26
Net income excluding equity-based compensation per diluted share	$0.18	$0.13	$0.50	$0.27
Weighted average common shares outstanding - diluted	14,027	13,337	13,941	13,147

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Net income	$1,624	$1,621	$4,298	$3,379
Equity-based compensation	1,284	88	3,725	202
Provision for income taxes, net	1,029	959	2,926	1,932
Pretax income excluding equity-based compensation	$3,937	$2,668	$10,949	$5,513

Net income per diluted share	$0.12	$0.12	$0.31	$0.26
Pretax income excluding equity-based compensation per diluted share	$0.28	$0.20	$0.79	$0.42
Weighted average common shares outstanding - diluted	14,027	13,337	13,941	13,147

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